Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Boise Inc. of our report dated February 21, 2008, relating to our audit of the consolidated financial statements of Aldabra 2 Acquisition Corp. for the period from February 1, 2007 (inception) to December 31, 2007 which is included in the Annual Report on Form 10-K of Boise Inc. for the year ended December 31, 2009. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ MCGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP New York, New York

April 29, 2010